Exhibit 99.1

Birch Branch Signs Share Exchange Agreement With Shun Cheng Holdings HongKong

LITTLETON, CO – (PR Newswire) – 05/18/10 – Birch Branch, Inc. (“Birch Branch”) (OTC Bulletin Board: BRBH) announced that it has entered into a Share Exchange Agreement with the principal shareholders of Birch Branch, Shun Cheng Holdings HongKong Limited (“Shun Cheng HK”), a Hong Kong company, and the shareholders of Shun Cheng HK.

Closing of the share exchange is subject to the satisfaction or waiver of several conditions. The Share Exchange Agreement provides for the acquisition by Birch Branch of 100% of the issued and outstanding capital stock of Shun Cheng HK from the Shun Cheng HK shareholders. Upon completion of the share exchange, the Shun Cheng HK shareholders will own approximately 95% of the issued and outstanding shares of Birch Branch common stock and Shun Cheng HK will become a wholly-owned subsidiary of Birch Branch.

Shun Cheng HK, through a series of contractual arrangements among its Chinese wholly-foreign owned enterprise subsidiary, Anyang Shuncheng Energy Technology Co., Ltd., Henan Shuncheng Group Coal Coke Co., Ltd. (“SC Coke”) and SC Coke’s shareholders, exercises management control over SC Coke. SC Coke produces coke, refined coal and coal and coke byproducts in Henan Province in the central region of the People’s Republic of China. SC Coke’s current principal products are refined coal and metallurgical coke. SC Coke also sells medium coal and coal slurry (which are byproducts produced from its refined coal process), tar, ammonium sulfate, crude benzol and coal gas (which are byproducts produced from its coke manufacturing process). SC Coke intends to substantially increase its coke production capacity which will also substantially increase its production of coke byproducts.

This press release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Since the forward-looking statements relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual results, including the successful closing of the share exchange and the realization of the potential benefits of the share exchange could differ materially from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Birch Branch assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Although Birch Branch believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Birch Branch’s periodic reports filed from time to time with the Securities and Exchange Commission which are available at http://www.sec.gov.